Hawk Increases First Quarter Guidance

Cleveland, Ohio – April 5, 2005 – Hawk Corporation (Amex: HWK) announced today that it expects to report record first quarter 2005 net sales of approximately $72.5 million an increase of approximately 20% over net sales of $60.3 million reported in the first quarter of 2004.

In Hawk’s previous guidance, the Company anticipated its net sales to increase by 13% to 15% for the first quarter of 2005. The majority of markets served by Hawk continue to outperform its previous expectations, including construction and mining equipment, heavy-duty truck, fluid power and aerospace.

As a result of these improved net sales expectations, Hawk is also increasing its previously announced guidance for first quarter 2005 income from operations from an increase compared to the first quarter of 2004 of 5% to 7% to a revised range of 9% to 12%. Based on this new expectation, Hawk anticipates the range of income from operations in the first quarter of 2005 will increase to $6.2 million to $6.4 million compared to income from operations of $5.7 million in the first quarter of 2004.

At this time Hawk is not prepared to alter its full year guidance and is reaffirming its full year guidance of a 10% to 12% increase in 2005 net sales as compared to 2004 results of $241.2 million, and a 7% to 9% increase in 2005 income from operations as compared to 2004 results of $17.3 million. This range includes restructuring charges of $4.0 million to $4.5 million.

Ronald E. Weinberg, Hawk’s Chairman and CEO, stated, “We are very pleased with the strength of our expected first quarter results, and look upon it as the first step in what we expect to be an excellent year. However, at this time we feel it would be premature to raise our guidance for the year.”

The Company

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial, consumer and medical applications, including pump, motor and transmission elements, lawn and garden and telecommunication equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 17 manufacturing, research, sales and administrative sites in 6 countries.

Forward-Looking Statements

This press release includes forward-looking statements concerning sales, market share, projections of revenues, earnings and segment performance and other statements that involve risks and uncertainties. These forward-looking statements are not historical facts. Rather, the forward-looking statements are based upon management’s assumptions, expectations and beliefs concerning future events about the Company and the industry and markets in which it operates, many of which are outside of the control of the Company and which could cause actual results to differ materially from such statements. These risk and uncertainties include, but are not limited to:

•	the effect of any interruption in our supply of raw materials or a substantial increase in the price of any of the raw materials;

•	our ability to effectively utilize all of our manufacturing capacity as the industrial and commercial end-markets we serve gradually improve or if improvement is not achieved as we anticipate;

•	our ability to generate profits at our facilities in China and to earn a profit at our metal injection molding operation;

•	the effect of competition by manufacturers using new or different technologies;

•	the effect on our international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection;

•	the effect of fluctuations in foreign currency exchange rates as our non-U.S. sales continue to increase; and

•	the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: www.hawkcorp.com/